Exhibit 99.1

       Magnitude Information Systems Enters Into Strategic Alliance with
                               AON Risk Services

CHESTER, N.J., March 31, 2004. Magnitude Information Systems, Inc. the leading developer of Anti-Injury(TM) ergonomic software solutions for government agencies, Global 1000 corporations and consumers, today announced that it has established a joint venture relationship with AON Risk Services (ARS), of Aon Corporation , to market and distribute a patented and proven risk management solution for the evaluation, management and mitigation of computer related Repetitive Stress Injuries (RSI).

"Our clients have expressed growing concerns over Carpal Tunnel Syndrome and other Repetitive Strain Injuries (RSI), which has become a major Workers Compensation issue, costing U.S. companies hundreds of millions of dollars annually", stated Paul Capuzzo, ARS Managing Director NY Metro. "In this new joint venture, ARS and Magnitude have laid the foundation for the first phase of a truly unique partnership which allows our organizations to deliver a proven best practice and award winning solution."

"It's extremely rewarding to see ARS provide their client base with our world class Anti-Injury(TM) risk management solutions" stated Steven D. Rudnik, Magnitude Founder, and Chairman. ARS understands that proactive office ergonomics plays a vital role in combating runaway Workers Compensation costs, now at their highest levels in decades. Our Anti-Injury(TM) risk management solution enables ARS to rapidly deploy a proven highly customizable product to its client base".

"Management consulting firms focusing on Six Sigma programs, in addition to traditional risk management organizations such as ARS, have also discovered good ergonomics equates to good economics. Magnitude's Anti-Injury(TM) and complimentary productivity enhancement solutions are ideal for a broad range of professional services firms who deliver best practices solutions to leading global enterprises. Magnitude's solutions are particularly attractive in today's jobless recovery. Simultaneously improving productivity while reducing knowledge worker injury costs, delivers quick and dramatic results, for any business interested in improving its bottom line" Mark Chroscielewski, Magnitude's SVP of Business Development added.


About Magnitude Information Systems, Inc.

Magnitude Information Systems, Inc. is the leading developer of RSI Management solutions for computer users. Magnitude's unique Anti-Injury(TM) software solution, ErgoEnterprise, has been proven to help companies and government agencies realize measurable productivity gains, reduced workers' compensation and medical claims costs associated with employees using computers.

Magnitude's Anti-Injury(TM) software products for consumers, ErgoFUN and ErgoCoach, help children and adults at home and school reduce common ergonomic risk factors associated with people working at computers. 30-day demo downloads are available. For more information, contact Magnitude at 888-786-7774 or visit http://www.magnitude.com.


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 This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to Magnitude Information Systems, Inc., and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, Magnitude Information Systems' actual results may differ significantly from the results discussed or implied in such forward-looking statements.